Exhibit 99




Contact:     Mark A. Steinkrauss, Vice President - Corporate Relations
             (312) 630-1900
             e-mail: mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

           TDS FILES REGISTRATION STATEMENT FOR TDS TELECOMMUNICATIONS
                               GROUP COMMON SHARES

March 24, 1998, Chicago, Illinois - Telephone and Data Systems, Inc. [AMEX: TDS] announced it has filed a registration statement with the Securities and Exchange Commission for an offering of its TDS Telecommunications Group Common Shares, a class of common stock of TDS which will track the performance of the TDS Telecom Group. Credit Suisse First Boston and Salomon Smith Barney will serve as joint lead managing underwriters for the offering, with Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation serving as co-managing underwriters for the offering.

TDS Telecom Group is principally comprised of TDS Telecommunications Corporation, the ninth largest non-Bell local exchange telephone company in the United States measured in terms of access lines. TDS Telecom provides rural and suburban consumers and businesses with landline local telephone service through its switching and intra-city network. Long distance or toll service is provided through connections with long-distance carriers, primarily AT&T and the Regional Bell Operating Companies which purchase network access from the Telecom Group. The Telecom Group also operates USLink, a regional long-distance company, as well as new business ventures including TDSNET, an Internet access provider; TDS DATACOM, a LAN wiring business; and TDS METROCOM, a competitive local exchange carrier.

The filing of this registration statement for TDS Telecommunication Group Common Shares is one step in the previously announced restructuring plan by TDS. TDS has called a Special Meeting of Shareholders of the Company to be held on April 27, 1998. At the Special Meeting, shareholders will vote on a proposal that would, among others things, create three new classes of common stock, commonly known as "Tracking Stocks," which are intended to separately reflect the performance of TDS Telecommunications Corporation, United States Cellular Corporation [AMEX:USM] and, Aerial Communications, Inc. [NASDAQ:AERL], the Company's landline telephone, cellular, and PCS businesses, respectively. The tracking stocks will be created in connection with a change in the state of incorporation of the Company from Iowa to Delaware.

TDS is a Chicago-based telecommunications company with established cellular telephone, local telephone and developing PCS operations. TDS strives to build value for its shareholders by providing excellent communications services in attractive, closely related segments of the telecommunications industry.

A registration statement relating to the TDS Telecommunications Group Common Shares has been

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filed the Securities and Exchange  Commission but has not yet become  effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Common Shares in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.


TDS Internet Home Page:  http://www.teldta.com
TDS Telecom Internet Home Page:  http://www.tdstelecom.com

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